Exhibit 99.1

AT THE COMPANY

Clifford Bolen

President and Chief Executive Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 13, 2007

VITA FOODS REPORTS SECOND QUARTER 2007 RESULTS

Chicago, IL, (August 13, 2007) — For the second quarter ended June 30, 2007, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net income of approximately $29,000, or approximately $0.01 per share, compared to net income of approximately $15,000 or less than $0.01 per share in the second quarter of 2006.  The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and smoked salmon products, experienced a net loss of approximately $(123,000) compared to net loss of approximately $(198,000) in the second quarter of 2006.  This improvement for the Vita Seafood segment was primarily the result of reduced operating expenses.  The Company’s other business segment, Vita Specialty Foods, which is engaged in the processing and sale of salad dressings, barbeque sauces, marinades, honey and other specialty food products, offset the Vita Seafood net loss with net income of approximately $152,000 in the second quarter of 2007 compared to net income of approximately $213,000 in the second quarter of 2006.  This decline for Vita Specialty Foods was primarily attributable to increased operating expenses, mainly selling and marketing expenses.

Consolidated net sales for the second quarter of 2007 were approximately $11,744,000, compared with approximately $11,828,000 in the second quarter of 2006.  Vita Seafood’s net sales for the second quarter of 2007 were approximately $5,269,000 compared to approximately $5,873,000 from the prior year quarter, representing a 10.3% decrease.  The decrease was mainly due to lost distribution of salmon and specialty products.  Vita Specialty Food’s net sales for the second quarter of 2007 were approximately $6,475,000 compared to approximately $5,955,000 for the prior year second quarter, representing an 8.7% increase.  The increase was a result of higher sales of brand named licensed sauce products partially offset by a reduction in sales of salad dressings and honey products.  Consolidated gross margin for the second quarter of 2007 increased to approximately 30.6% from approximately 28.5% in the second quarter of 2006 primarily as a result of the changes discussed above.

“We are pleased to follow up our profitable first quarter with a profitable second quarter,” said Clifford Bolen, the Company’s President and Chief Executive Officer.  “We increased our operating profit during the first half of this year by 28% compared with the same period last year.  Cost controls and the removal of some unprofitable business contributed to these results.  In the second half of 2007 we will seek to increase our revenues through new product growth and re-gained distribution.”

Six-Month Results

For the six months ended June 30, 2007, the Company had a consolidated net income of approximately $214,000 or $0.04 per share, compared to a net income of approximately $72,000, or $0.02 per share for the six months ended June 30, 2006, an improvement of approximately $142,000 or $0.02 per share.  The Vita Seafood segment had net income of approximately $20,000 compared to a net loss of approximately $(190,000) in 2006, an improvement of approximately $210,000 or 110.5%.  Vita Specialty Food’s net income was approximately $194,000 compared to $262,000 in 2006, a decline of approximately $(68,000) or (26.0)%.

Consolidated net sales for the six months were approximately $24,518,000, compared with approximately $24,617,000 for the six months ended June 30, 200, representing a decrease of approximately $(99,000) or less than (1.0)%.  Vita Seafood’s net sales were approximately $11,960,000 for the six months ended June 30, 2007, compared with approximately  $13,274,000 for the six months ended June 30, 2006, representing a decrease of approximately $1,314,000 or 9.9% for the six-month ended June 30, 2006, primarily due to decreased salmon and specialty product sales.  Vita Specialty Food’s net sales were approximately $12,558,000 for the six months ended June 30, 2007, compared with approximately $11,343,000 for the six months ended June 30, 2006, representing an increase of approximately $1,215,000 million or 10.7%.  The largest contributing factor to this increase was sales of sauces that were partially offset by decreased salad dressing sales.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

The Company’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new product and, competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

- - TABLES FOLLOW - -

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months			Six Months
	Ended			Ended
	June 30,	June 30,		June 30,	June 30,
	2007	2006	Change	2007	2006	Change
Net sales	$11,744	$11,828	(1)%	$24,518	$24,617	(0)%
Cost of goods sold	8,146	8,456	(4)%	16,958	17,348	(2)%
Gross margin	3,598	3,372	7%	7,560	7,269	4%

Selling and administrative expenses
Selling, marketing & distribution	2,327	2,097	11%	4,531	4,423	2%
Administrative	927	934	(1)%	2,056	2,085	(1)%
Total	3,254	3,031	7%	6,587	6,508	1%

Operating profit	344	341	1%	973	761	28%
Interest expense	295	314	(6)%	618	640	(3)%
Income before income taxes	49	27	81%	355	121	193%
Income tax expense	20	12	67%	141	49	188%
Net income	$29	$15	93%	$214	$72	197%

Earnings per common share:
Basic	$0.01	$—		$0.04	$0.02
Diluted	$0.01	$—		$0.04	$0.02

Weighted average shares outstanding:
Basic	4,970	4,885		4,953	4,442
Diluted	4,974	4,939		4,956	4,479

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